SUB-ITEM 77 C:  Submission of matters
to a vote of security holders

A Special Meeting of Shareholders
of Federated Short-Intermediate
Duration Municipal Trust, a portfolio
of Money
Market Obligations Trust (the "Trust")
was held on March 18, 2008.  On January
18, 2008, the record date for
shareholders voting at the meeting, there were 182,155,116,740 total outstanding shares of the Trust. The following items were considered by shareholders of the Trust and the results of their voting were as follows:
AGENDA ITEM 1
To elect five Trustees.1
Name

For

Withheld
Nicholas P. Constantakis

61,664,488,031

513,386,538
J. Christopher Donahue

61,693,660,618

484,213,951
R. James Nicholson

61,671,629,324

506,245,228
Thomas M. O'Neill

61,688,131,563

489,732,592
James F. Will

61,682,345,729

495,518,426
1	The following Trustees continued
their terms: John F. Donahue, Thomas G.
Bigley, John T. Conroy, Jr., John F. Cunningham,
Peter E.
Madden, Charles F. Mansfield, Jr., John E.
Murray, Jr., Marjorie P. Smuts and John S. Walsh.